Exhibit 99.1

Remy International, Inc. Appoints John H. Weber Chairman of the Board and
Appoints Karl G. Glassman and Charles G. McClure as New Independent Members
to its Board of Directors

Pendleton, Indiana, February 4, 2015/PRNewswire/ - Remy International (Nasdaq: REMY) announced today that its Board of Directors has named John H. Weber Chairman of the Board. The Board also appointed new independent members, Karl G. Glassman and Charles G. "Chip" McClure. Mr. Glassman was designated as a Class II member of the Board and Mr. McClure was designated as a Class III member of the Board. The Board appointed Messrs. Glassman and McClure to serve on the Nominating and Corporate Governance Committee. Karl brings valuable manufacturing experience and a global perspective to the Remy Board having held senior executive positions with a diversified manufacturer like Leggett & Platt and serving on the Board of Directors of the National Association of Manufacturers. Chip brings strong, global knowledge of the automotive industry having previously held board and senior executive positions with Meritor, Inc., Federal-Mogul and Detroit Diesel, and currently serves on the board of directors of the Penske Corporation and DTE Energy.

Remy International's President and CEO Jay Pittas stated, "We are delighted to have John serve as our Board Chairman. His familiarity with the business and industry experience will certainly serve Remy well. We are also very pleased to have two industry veterans in Karl and Chip join our Board. The Nominating Committee actively sought out candidates to complement the current board composition, looking for proven expertise in global operations. Clearly, these appointments fit the desired profile and bring a wealth of experience to our company. I look forward to working with the Board to set and execute our strategy and maximize shareholder value."

About Remy International, Inc.
Founded by the Remy Brothers in 1896, Remy International, Inc. is a leading global manufacturer and remanufacturer of alternators, starter motors and electric traction motors. Headquartered in Pendleton, IN, with global operations across five continents and 10 countries, Remy International markets products under the Delco Remy® and Remy® brands. Known for innovation, efficiency, quality, and best-in-class customer service and support, Remy International’s products are integrated by leading industrial, specialty, automotive and heavy-duty OEMs, and aftermarket providers worldwide. We Start the World & Keep It RunningTM. www.remyinc.com

Contact:  Remy International
Contact:  Monica Bolt, Vice President of Finance, bolt.monica@remyinc.com, 765-778-5966

SOURCE Remy International, Inc.